December 8, 1997

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

      RE: Cyclo3pss Corporation/S-3

Dear Sir or Madam:

      On behalf of Cyclo3pss Corporation, a Delaware Corporation, we are enclosing herewith for filing pursuant to the Securities Act of 1933, as amended, ("the Act"), a Registration Statement on Form S-3 for an offering relating to shares of the Company's common stock underlying outstanding Class A and Class B Stock Purchase Warrants.

      Attached to the Form S-3 are required exhibits. We have previously wired to the Securities and Exchange Commission a filing fee in the amount of $1,515.00.

      The Company presently wishes the Registration Statement to be declared effective during the week of December 15, 1997.

     Please direct any comments or questions you may have concerning the attached Registration Statement to A.O. Headman, Jr. at 801-532-2666 or via E-Mail to aoheadman@Compuserve.com.

      If you need any additional information, please contact me.

                                    Sincerely,

                                    COHNE, RAPPAPORT & SEGAL, P.C.


                                    /s/ A. O. Headman, Jr.
                                    -----------------------------------------
                                    A.O. Headman, Jr.

   As filed with the Securities and Exchange Commission on December 8, 1997
                                                    Registration  No.  333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -----------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              -----------------


                            CYCLO3PSS CORPORATION
              (Exact name of Registrant as specified in charter)
            Delaware                                            87-0455642
(State or Other Jurisdiction of                          (I.R.S. Employer
Incorporation or Organization)                          Identification Number)

                             3646 West 2100 South
                          Salt Lake City, Utah 84120
                                (801) 972-9090
           (Address and telephone number of principal executive office)

                        William R. Stoddard, President
                             3646 West 2100 South
                          Salt Lake City, Utah 84120
                                (801) 972-9090

           (Name, address and telephone number of agent for service)

                                with copies to:
                            A.O. Headman, Jr., Esq.
                           Cohne, Rappaport & Segal
                        525 East 100 South, Fifth Floor
                                (801) 532-2666
                          Salt Lake City, Utah 84102

   Approximate date of commencement of proposed sale to the public: From time to time after the Effective Date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [XX]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                     Proposed    Proposed
                                     Maximum     Maximum
Title of Each          Amount        Offering    Aggregate       Amount of
Class of Securities    Being         Price Per   Offering        Registration
Being Registered       Registered    Unit        Price           Fee
Common Stock, $.001    2,000,000
Par Value              Shares  (1)   $2.50(2)    $5,000,000(2)   $1,515.15(2)
Total                                            $5,000,000      $1,515.15
=====================  ============= =========== =============   ==============

       (1) Includes 1,000,000 shares of Common Stock issuable upon the exercise of Redeemable Class "A" Common Stock Purchase Warrants and 1,000,000 shares of Common Stock issuable upon the exercise of Redeemable Class "B" Common Stock Purchase Warrants. Additional shares of Common Stock issuable in the future upon the exercise of the Warrants pursuant to certain anti-dilution adjustments to the Warrants are also being registered hereunder pursuant to Rule 416.

       (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933 based upon the average of the bid and asked prices of the Common Stock on the NASDAQ Small Cap Market on December 1, 1997.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CYCLO3PSS CORPORATION
                             CROSS REFERENCE SHEET

Form S-3 Item Numbers and Caption                    Heading in Prospectus
 1.  Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus............      COVER PAGE OF FORM S-3
                                                     AND COVER PAGE OF
                                                     PROSPECTUS
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus................................      COVER PAGE OF PROSPECTUS
 3.  Summary Information, Risk Factors
      and Ratio of Earnings to Fixed Charges...      RISK FACTORS
 4.  Use of Proceeds...........................      USE OF PROCEEDS
 5.  Determination of Offering Price...........      PLAN OF DISTRIBUTION
 6.  Dilution..................................      Inapplicable
 7.  Selling Security Holders..................      SELLING SHAREHOLDERS
 8.  Plan of Distribution......................      PLAN OF DISTRIBUTION
 9.  Description of Securities to be Registered      DOCUMENTS INCORPORATED BY
                                                     REFERENCE
10.  Interests of Named Experts and Counsel....      LEGAL MATTERS AND EXPERTS
11.  Material Changes..........................      MATERIAL CHANGES AND OTHER
                                                     MATTERS
12.  Incorporation of Certain Information By
     Reference.................................      DOCUMENTS INCORPORATED BY
                                                     REFERENCE
13.  Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities...........      INDEMNIFICATION

14. Other Expenses of Issuance and Distribution      PART II

15.  Indemnification of Directors and Officers.      PART II

16.  Exhibits..................................      PART II

17.  Undertakings..............................      PART II

                                    PROSPECTUS

                         2,000,000 Shares of Common Stock
                               CYCLO3PSS CORPORATION

     The 2,000,000 shares of common stock, $.001 par value (the "Common Stock"), to which this Prospectus relates (the "Shares"), are being offered, from time to time, on behalf of and for the account of certain stockholders (the "Selling Stockholders") of CyClo3pss Corporation (the "Company") as identified herein under "Selling Stockholders." Shares in the aggregate amount of 1,000,000 are issuable to the Selling Stockholders upon their exercise of outstanding Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants") and Shares in the aggregate amount of 1,000,000 are issuable to the Selling Stockholders upon their exercise of outstanding Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants"). The distribution of the Shares by the Selling Stockholders, or by pledgees, donees, distributees, transferees or other successors in interest, may be affected from time to time by underwriters who may be selected by the Selling Stockholders and/or broker-dealers, in one or more transactions (which may involve crosses and block transactions) on over-the-counter markets or in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. (See "Selling Stockholders" and "Plan of Distribution.")

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. (SEE "INVESTMENT CONSIDERATIONS.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company has agreed to pay all expenses of registration, estimated to be approximately $24,000, in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby other than proceeds upon the exercise of the Warrants (see "Use of Proceeds") . All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

     The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

     The Common Stock is listed for trading on the NASDAQ Small Cap Market under the symbol "OZON". On December 1, 1997, the closing bid price of the Common Stock as reported by the NASDAQ Small Cap Market was $2.50 per share.

                  The date of this Prospectus is __________, 1997.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's web site at http://www.sec.gov. The Common Stock is traded on the NASDAQ Small Cap Market, and reports and other information concerning the Company may be inspected and copied at The NASDAQ Stock Market, Inc. at 1735 K Street, N.W., Washington, DC 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933,as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-22720) under the Exchange Act:

     (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended February 28, 1997;

     (b) The Company's Quarterly Reports on Form 10-QSB for its fiscal quarters ended May 31, 1997 and August 31, 1997; and

     (c)   The Current Report on Form 8-K dated November 12, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to William R. Stoddard, Chief Executive Officer, 3646 West 2100 South, Salt Lake City, UT 84120, telephone number (801) 972-9090.

                          FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this Prospectus regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors," including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf are expressly qualified in their entirety by this paragraph.

                              PROSPECTUS SUMMARY

     The following summary information does not purport to be complete and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus or in documents incorporated by reference. Each prospective investor is urged to read this Prospectus in its entirety. (See "Risk Factors.")

The Company

     Cyclo3pss Corporation is a Delaware corporation with its principal and executive offices at 3646 West 2100 South, Salt Lake City, UT 84120, telephone
(801) 972-9090. The Company also has small offices in Arizona and Florida. The Company (i) designs, manufactures, sells and installs laundry sorting and counting systems and ozone washing systems to commercial and institutional laundries and healthcare facilities; (ii) manufactures and sells specialty chemicals; (iii) performs research and development of technologies for the sterilization and/or disinfection of surgical and medical instruments; and (iv) is actively engaged in the development and testing of ozone systems for food processing applications. (See "The Company.")

The Offering

     This offering pertains to the possible sale of up to 2,000,000 shares of the Company's Common Stock by the Selling Stockholders. The Shares offered hereby are issuable to the Selling Stockholders by the Company upon the exercise of Class A Warrants and Class B Warrants owned by the Selling Stockholders. The Class A Warrants entitle the Selling Stockholders to purchase from the Company an aggregate of 1,000,000 shares of Common Stock at $2.60 per share. The Class B Warrants entitle the Selling Stockholders to purchase from the Company an aggregate of 1,000,000 shares of Common Stock at $2.75 per share. The Selling Stockholders may, but are not required to, sell the Shares subsequent to their acquisition of the shares upon the exercise of the Warrants. The Selling Stockholders are not required to exercise the Warrants and if exercised, are not required to resell the Shares issued to them upon such exercise. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will receive proceeds from the exercise of the Class A and Class B Warrants, to the extent such Warrants are exercised, and such proceeds will be used as working capital by the Company. (See "Use of Proceeds.")

     All expenses relating to the registration of the Shares, estimated to be approximately $24,000, will be borne by the Company. To the best knowledge of the Company, the Selling Stockholders have not entered into any arrangements regarding the sale of their shares of Common Stock offered hereby. This Offering is not being underwritten. (See "Selling Stockholders" and "Plan of Distribution."

THESE SECURITIES ARE VERY SPECULATIVE INVOLVING A HIGH DEGREE OF RISK. THERE IS A POSSIBILITY THAT THE COMPANY WILL BE UNSUCCESSFUL. THE PURCHASE OF THE COMPANY'S SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. (See "Risk Factors").

                                 RISK FACTORS

THE PURCHASE OF THE SECURITIES BEING OFFERED INVOLVES A HIGH DEGREE OF RISK AND THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE
PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE CONFIDENTIAL PRIVATE OFFERING MEMORANDUM AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY:

     1. Ability to Continue as a Going Concern. As a result of the Company's financial condition, the Company's independent auditor included an explanatory paragraph in its report on the Company's financial statements for the period ended February 28, 1997, with respect to the Company's ability to continue as a going concern. The Company's ability to continue in the normal course of business is dependent upon its access to additional capital and the success of future operations. Uncertainties as to these matters raised substantial doubt about the Company's ability to continue as a going concern at the date of such report. Subsequent to the date such auditor's report was issued, the Company took the following action: (i) eliminated most of its long-term debt by converting approximately $1,250,000 of such debt into equity; and (ii) raised $1,068,725 in net offering proceeds from the sale of common stock in a private offering. There can be no assurance that the Company will not incur continuing net losses in the future.

     2. History of Operating Losses; Uncertainty of Future Profitability. The Company has never operated at a profit. The Company has sold a limited number of products and has generated a limited amount of revenue from its operations. There can be no assurance that the Company will ever generate revenue from any of its operations sufficient to achieve profitability.

     3. Future Capital Requirements and Negative Cash Flow. The Company's operations to date have consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and may increase over the foreseeable future. The Company anticipates that its existing capital resources, including the proceeds received from exercise of the warrants, will enable the company to maintain its current and planned operations through at least the end of Fiscal 1999. Thereafter, the Company will need to raise substantial additional funds to conduct its operations, develop its products and subsequently to establish manufacturing and marketing capabilities. The Company intends to seek additional funding through public or private financing, including equity financing, and through collaborative arrangements, and may seek additional funding before the end of Fiscal 1999. Adequate funds for these purposes, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, may not be available when needed or on terms acceptable to the Company and may result in significant dilution to existing stockholders. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. The Company's future cash requirements will be affected by results of research and development, results of relationships with corporate collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the regulatory process and other factors.

     4. Possible Loss of NASDAQ Listing. The Company's Common Stock is traded on the NASDAQ Small Cap Market. In order to maintain its NASDAQ listing, the Company must meet the NASDAQ maintenance requirements. The current NASDAQ maintenance requirements include a requirement of a $1.00 bid price for the Company's Common Stock, provided however, stock may, under current requirements, be below a $1.00 bid price if the Company's public float is $1,000,000 or greater, and if the Company's equity is $2,000,000 or greater. The Company's Common Stock traded for less than $1.00 prior to October 1997. Since October 9, 1997, the Company's Common Stock has traded in excess of $1.00 per share. During the time that the trading price for the Common Stock was less than $1.00 per share, NASDAQ asked the Company to provide it with a plan by which the Company proposed to meet the NASDAQ maintenance requirements.

     As part of the Company's plan, more than $1,250,000 in long-term debt obligations were converted into shares of the Company's Common Stock. As a result of such conversion of debt, the Company's liabilities were reduced, and its shareholders' equity was increased by such amount. The Company also sold Units of its securities in a private offering in October 1997 from which the Company obtained net offering proceeds of approximately $1,068,725.

     In the event that all of the Company's outstanding Class A and Class B Warrants are exercised, of which there can be no assurance, the Company will receive additional capital, after costs and expenses, of approximately $4,721,000.

     In February 1998, new requirements for maintaining a continued listing on the NASDAQ Small Cap Market become effective. These requirements include a public float of 500,000 shares, a $1.00 bid price, $1,000,000 of public float, and one of the following: (i) $2,000,000 in net tangible assets, (ii) $35,000,000 in market capitalization; or (iii) $500,000 of net income in two of the last three years. There can be no assurance that the Company will continue to be listed on the NASDAQ Small Cap Market once the new maintenance requirements come into effect. The failure to maintain its NASDAQ listing would have an adverse effect on the Company and its shareholders. Many brokers will not trade stocks which are not listed on an exchange or NASDAQ. The lack of a NASDAQ listing would likely hurt the liquidity of the shares of the Company's common stock, potentially resulting in further reductions in market prices.

     5. Uncertainty of Entrance Into Medical Sterilization Market. The Company business plan includes selling medical sterilization products. However, as of the date hereof, the Company has not obtained FDA clearance for wide-scale marketing of such products and there can be no assurance it will ever obtain such FDA clearance. Even if FDA clearance is obtained, there can be no assurance that the Company will be able to effectively and profitably enter into the medical sterilization product market. Due to its lack of capital, the Company has significantly reduced efforts to advance the progress of its medical sterilization products.

     6. Lengthy Sales Cycle. Currently, the Company is focusing its efforts and financial resources on the marketing of its laundry system products and technologies as a means of generating revenue. Installing and integrating a new laundry system requires a substantial investment by a customer. In addition, customers often require a significant number of product presentations and demonstrations, as well as substantial interaction with the Company's senior management, before reaching a sufficient level of confidence in the system's performance characteristics and compatibility with the customer's target applications. Accordingly, the Company's laundry systems typically have a lengthy sales cycle during which the Company may expend substantial funds and management time and effort with no assurance that a sale will result.

     7. Discretionary Use of Warrant Proceeds; Possible Need for Additional Financing; The Board of Directors of the Company will have broad discretion in allocating the net proceeds from the exercise of the Warrants. It is possible that proceeds from the exercise of the Warrants will not be adequate to provide all funds necessary to the Company for operations until profitable operations may begin. In such event, additional financing will be necessary. If additional financing is required, there can be no assurance that the Company will be able to obtain such financing or that such financing will be available on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations could be materially adversely affected and the Company may be required to reduce its overall expenditures and operations.

     8. Rapid Technological Change; Dependence on Product Development. The industries in which the Company is engaged are characterized by rapid technological change and evolving industry standards. As a result, the Company must continue to enhance its existing products and develop and manufacture new products and upgrades with improved capabilities, which has required and will continue to require substantial investments in research and development by the Company to advance a number of state-of-the-art technologies. Continuous investments in research and development also will be required to respond to the emergence of new technologies. The failure to develop, manufacture and market new products, or to enhance existing products, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's competitors can be expected to continue to develop and introduce new and enhanced products, any of which could cause a decline in market acceptance of the Company's products or a reduction in the Company's margins as a result of intensified price competition.

     The Company's potential success in developing and selling new and enhanced products depends upon a variety of factors, including accurate prediction of future customer requirements, introduction of new products on schedule, cost-effective manufacturing and product performance in the field. The Company's new product decisions and development commitments must anticipate the equipment needed to satisfy the requirements for inspection processes one year or more in advance of sales. Failure to predict accurately customer requirements and to develop new generations of products to meet those requirements would have a sustained material adverse effect on the Company's business, financial condition and results of operations. New product transitions could adversely affect sales of existing systems. Product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence, and orders for existing products or enhancements of existing products fluctuate.

     9. Risk of Product Liability. The manufacture and sale of products entails an inherent risk of product liability. The Company does maintain product liability insurance with limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. There can be no assurance that such insurance is adequate to cover potential claims or that the Company will be able to obtain product liability insurance on acceptable terms in the future, or that any product liability insurance subsequently obtained will provide adequate coverage against all potential claims. A successful claim brought against the Company in excess of its insurance coverage, or any material claim for which insurance coverage was denied or limited, could have a material adverse affect on the Company's business, results of operations and financial condition. Additionally, the Company generally provides a design defect warranty and in some instances indemnifies its customers for failure to conform to design specifications and against defects in materials and workmanship. Any substantial claim against the Company under such warranties or indemnification could have a material adverse affect on the Company's business, results of operations and financial condition.

     10. Significant Industry Competition. The markets for the products the Company currently offers and will offer in the future, are and will be, highly competitive. Numerous manufacturers and distributors compete for customers throughout the United States and internationally in these industries. Many of the Company's competitors are substantially larger and more experienced than the Company, have longer operating histories and have materially greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with its more established and better capitalized competitors.

     11. Government Regulation. All of the Company's operations are subject to a variety of governmental regulation just as all companies are subject to governmental regulation. In addition, the Company's medical sterilization products which are in development are regulated in the U.S. by the Food and Drug Administration and other federal and state regulatory agencies. Domestic and foreign government regulatory and certification authorities may delay or prevent product introductions and may require additional studies or tests prior to product introduction.

     12. Patent Protection. The Company's patent and trade secret rights are of material importance to the Company and its future prospects because the Company relies on these rights to protect proprietary technology. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it would be costly for the Company to enforce its rights in an infringement action and would divert funds and other resources from the Company's operations. Furthermore, no assurance can be given that the Company's products or processes will not infringe any patents or other intellectual property rights of third parties. If the Company's products or processes do infringe the rights of third parties, no assurance can be given that the Company can obtain a license from the intellectual property owner on commercially reasonable terms or at all.

     The Company relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees, consultants and its current and potential customers. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. As the Company intends to enforce its patents, trademarks and copyrights and protect its trade secrets, it may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel.

     13. Dependence Upon Key Personnel. The Company's success is dependent upon numerous factors including the active and continued participation of its management team. The loss of services or current management, for any reason, would have a negative impact on the future success of the Company. The Company has no key man insurance on its officers and directors. Furthermore, there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The Company's continued expansion into areas and activities requiring additional expertise, such as regulatory compliance, manufacturing, monitoring and distribution of ozone wasting systems for the food industry is expected to place increased demands on the Company's resources. The Company's activities are expected to require additional personnel with expertise in these areas and the development of additional expertise by existing personnel. The failure to acquire or retain such personnel, or develop such expertise could adversely affect the prospect for the Company's success.

     14. Dividends. The Company has never paid a dividend on its Common Stock and there can be no assurance that it will ever pay a dividend on its Common Stock. Any future cash dividends will depend on earnings, if any, the Company's financial requirements and other factors. Investors who anticipate the need of an immediate income from their investment in the Company's Common Stock should refrain from the purchase of the Shares being offered hereby.

     15. Immediate Dilution. An investment in the Company's Common Stock will result in a substantial and immediate dilution of the purchaser's investment in regards to the net tangible book value of the Company's Common Stock. Potential investors should discuss the issue of dilution with their personal financial consultants.

     16. Possible Rule 144 Sales. The Common Stock presently owned by management and certain other shareholders are deemed to be "restricted securities" as such term is defined in Rule 144 under the Securities Act. Rule 144 provides that a person who has held restricted securities for one year may, within a three-month period, sell in "brokers transactions" (as defined by the Rule), an amount equal to the greater of one percent of the Issuer's outstanding securities of such class or the average weekly reported volume of trading in such securities during the four calendar weeks preceding the sale if the conditions specified by the Rule are satisfied. If such person is not an "affiliate" of the Issuer, as such term is defined by Rule 144, he may, after a holding period of two years, sell such restricted securities without a volume limitation. Future sales under Rule 144 may have a depressing effect on the market price of the Common Stock. As of December 1, 1997, there were 15,063,779 shares of the Company's Common Stock issued and outstanding, of which 12,681,196 may be sold under Rule 144 or as non-restricted shares.

     17. Authorization of Preferred Stock and Anti-Takeover Effect Risk. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Convertible Preferred Stock and Common Stock. Also, the voting power and percentage of stock ownership of the shareholders of the Company's outstanding capital stock can be substantially diluted by such preferred stock issuance.

     In addition, the issuance of such preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or changes in control of the Company. There can be no assurance that the Company will not issue preferred stock in the future. Other than the authorization of "blank check" preferred stock, the Company does not have any other provisions in the Company's Certificate of Incorporation, Stock Option Plans, and/or Employment Agreements which may have an anti-takeover effect. The issuance of preferred stock with anti-takeover provisions may discourage bidders from making offers at a premium to the market price. In addition, the mere existence of an anti-takeover device may have a depressive effect on the market price of the Company's stock.

     18. General Factors. The Company's business may be affected from time to time by such matters as changes in general economic, industrial and international conditions; change in taxes, prices and costs; and other factors of a general nature which may have an adverse effect on the Company's business.

     19. Risk of Loss of Entire Investment. Because of the limited capital of the Company, its adverse financial position, its limited operating history and other factors, each investor should be prepared to risk the entire loss of his or her investment in the securities.

                                USE OF PROCEEDS

     The Shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders (see "Selling Stockholders.")

          To the extent that Selling Stockholders exercise the Class A and Class B Warrants, the Company will receive funds from the purchase of the Shares underlying the Warrants. If all Class A Warrants are exercised, the Company will receive $2,600,000 from the Selling Shareholders for the purchase of Shares underlying the Class A Warrants. If all of the Class B Warrants are exercised, the Company will receive $2,750,000 from the Selling Shareholders for the purchase of Shares underlying the Class B Warrants. The Company has agreed to pay a fee to First Financial Investment Securities, Inc. upon the exercise of the Warrants. Assuming all of the Class A and Class B Warrants are exercised, the total fee will be $605,000. There can be no assurance that any of the Warrants will be exercised. Any funds received by the Company from the exercise of the Warrants will be used for working capital.

                                  THE COMPANY

General

     The Company (i) designs, manufactures, sells and installs laundry sorting and counting systems and ozone washing systems to commercial and institutional laundries and healthcare facilities; (ii) manufactures and sells specialty chemicals; (iii) performs research and development of technologies for the sterilization and/or disinfection of surgical and medical instruments; and (iv) is actively engaged in the development and testing of ozone systems for food processing applications. These activities are performed through wholly-owned subsidiaries of the Company.

     Cyclo3pss Textile Systems, Inc. The Company, through internal technology development and the 1994 acquisition of another corporation, has developed products for sale to the healthcare, commercial and institutional laundry markets. These products include:

           Ozone washing systems for healthcare laundry facilities that enable users to save time, money, energy and chemical costs while producing laundry cleaning and disinfection which has demonstrated to be superior to current methods.

           Ozone washing systems for commercial and industrial laundries that enable users to reduce the amount of time, water, energy and chemicals needed to launder textiles.

           Laundry sorting and counting systems designed to improve the speed and accuracy of preparing, counting and transporting soiled linens for washing operations.

           Proprietary wash chemicals designed to be compatible with the ozone washing technology.

     The Company has commenced sales of its ozone washing systems and its VACTM laundry sorting and counting systems to commercial and industrial laundries. The Company is scheduling tests of its healthcare ozone laundry washing and disinfection systems with leading companies in the healthcare field and expects to commence sales of these systems during the next fiscal year. The Company is also engaging in marketing efforts to the institutional laundry market and expects to commence sales of systems to the institutional market during the next fiscal year.

     Cyclo3pss Food Processing Systems, Inc. The Company is actively engaged in the development and testing of ozone systems for use in food processing applications, including fresh fruits and vegetables. This subsidiary recently entered into an agreement with Schlyer Machinery Company, a New York entity that is a leading manufacturer of spray washer-disinfectors, to design and build food processing systems which use ozone instead of chlorine to kill microbial contaminants.

     Cyclo3pss Biochemical Corporation. The Company has developed a line of specialty chemicals for sale to biomedical and research institutions and performs limited contract research and development of organic compounds and synthesis methods for some of its customers. While the revenues produced by this division constituted a significant portion of total revenues during the year ended February 28, 1997, it is not currently expected to contribute a significant portion of sales if and when the Company's laundry and/or medical sterilization/disinfection products gain market acceptance.

     Cyclo3pss Medical Systems, Inc. The Company has developed technologies and products which it believes may be an effective alternative to current sterilization technologies for the sterilization of medical instruments and devices. The Company is developing two medical sterilization technologies, one which utilizes ozone gas as a sterilant and a second which is a liquid chemical sterilant/disinfectant. The Company has conducted five years of research, development and testing of its gas sterilization technology and products and has developed and constructed pre-production prototypes of its STER-O3-ZONE(TM) 100 model. The Company submitted a 510(k) Premarket Notification application to the Food and Drug Administration (FDA) on January 6, 1995 for the STER-O3-ZONE(TM) 100 ozone gas sterilizer, and the Company and the FDA have since been in communication regarding the application. The FDA has accepted the application for review and has begun the customary process of requesting additional information for evaluation, which the Company is gathering.

     Based upon the volume of additional data requested by the FDA and the potential for additional design and engineering that will be required in order to produce the required data and substantiate the desired labeling, the Company is unable to predict the amount of time that will be required for the FDA to complete its review or whether the submission will ultimately be accepted. Given the Company's limited resources, during the fiscal year ended February 28, 1997, the Company continued to scale back significantly its efforts relative to the redesign and testing of the STER-O3- ZONETM100, choosing instead to concentrate its resources on the completion and marketing of its textile systems. The Company is prohibited from undertaking general marketing of the STER-O3-ZONE(TM)100 device until final marketing clearance from the FDA has been received, which is not anticipated by the Company during the next fiscal year. The Company had previously planned on placing a limited number of initial products prior to receiving marketing clearance from the FDA pursuant to an Investigational Device Exemption (IDE) in accordance with the FDA rules and regulations. The Company determined that it is prudent to postpone placement of these units indefinitely or until issues of reproducibility have been satisfied, and labeling claims made pursuant to the application can be fully substantiated by internal testing and independent validation.

     As discussed above, the Company is also engaged in the development of a liquid chemical sterilant/disinfectant, SterOx(TM), which may compete with liquid chemical sterilants/disinfectants currently available in the market place. The Company has been awarded an issued patent on this chemical and is continuing product testing in preparation for the submission of a 510(k) Premarket Notification Application with the FDA. The Company is currently considering whether it will complete this product itself or to complete an agreement for its completion, manufacture and marketing with a strategic partner.

     The Company is also pursuing applications of the Company's technologies in waste water treatment industries.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders. The number of Shares that may actually be sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of December 1, 1997, concerning the beneficial ownership of Common Stock of each of the Selling Stockholders. All information concerning beneficial ownership has been furnished by the Selling Stockholders.

                        Ownership   Securities  Ownership   Percentage
                          Prior to    Being         After   Ownership
Selling Shareholder      Offering (1Offered (2)  Offering (3  of Class (4)
-------------------      --------   -------      --------     --------

Brenda Greer              437,200    250,000     187,200       1.1%
Terry Armstrong            55,000     30,000      25,000       (5)
Antonio DiNapal           178,000    116,000      62,000       (5)
William Major             473,300    160,000     313,300       1.8%
Lawrence Smith             58,640     36,000      22,640       (5)
Bruce W. Wolitarsia        75,000     50,000      25,000       (5)
Joel W. Tippett           176,000     60,000     116,000       (5)
David Sherer               80,000     40,000      40,000       (5)
Rodney Hand               114,300     40,000      74,300       (5)
Gary Davis                117,400     72,000      45,400       (5)
Adrian Kathleen Killiam   180,000    120,000      60,000       (5)
Howard S. Kunka           228,000    152,000      76,000       (5)
Charles Bayles            177,500     96,000      81,500       (5)
George Dawkins            120,000     80,000      40,000       (5)
Graham Trust                54,00     36,000      18,000       (5)
Nancy W. Fisher           123,600     72,000      51,600       (5)
Andrew F. Stasio           59,000     36,000      23,000       (5)
Langston Family LTP        70,000     40,000      30,000       (5)
James H. Fowler           267,400    160,000     107,400       (5)
Robert Holzmueller         65,000     36,000      29,000       (5)
Jay Elder                  72,500     36,000      30,750       (5)
Olen Cothron               66,750     36,000      18,000       (5)
Dr. Joe Matarazo          714,000    246,000     468,000       2.7%

Total                   3,962,590  2,000,000   1,962,590

      (1)  Represents   those  shares  of  Common  Stock  held  by  the  Selling
      Stockholder, if any, together with those shares that such Selling Stockholder has the right to acquire within 60 days from the date of this Prospectus. Each of the Selling Stockholders specifically disclaims beneficial ownership of the shares of Common Stock held (or acquirable upon exercise or conversion of any derivative securities held) by the other Selling Stockholders and, as such, the number of shares of Common Stock represented hereby does not reflect any shares of Common Stock beneficially owned by any other Selling Stockholder.

      (2) Represents Shares acquirable by the Selling Shareholders upon exercise of the Class A and Class B Warrants.

      (3) Assumes all of the Shares acquirable upon the exercise of the Class A and Class B Warrants will be sold. Because each of the Selling
      Stockholders may sell all, some or none of the Shares that each may acquire upon the exercise of the Class A and Class B Warrants, and because the offering contemplated by this Prospectus is not a "firm commitment" underwritten offering, the actual number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering may vary (see "Plan of Distribution.")

      (4) Assumes all Class A and Class B Warrants owned are exercised by each Selling Shareholder and that each Selling Stockholder sells all of the Shares issued upon such exercise of Warrants but sells no other shares owned. A Selling Stockholder may sell all or none of the Shares acquired by such Selling Stockholder from the exercise of the Class A and Class B Warrants.

      (5) Less than 1%

         The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus (see "Plan of Distribution.")

         Pursuant to the terms of a private placement of the Company's securities commencing October 13, 1997, the Company agreed to file the Registration Statement, to which this Prospectus forms a part, for the purpose of registering the potential resale of the Shares underlying the Warrants. All of the registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of counsel for the Company will be paid by the Company; provided, however, that any underwriting discounts and selling commissions will be borne by the Selling Stockholders.

      None of the Selling Stockholders has ever had any position, office or other material relationship with the Company.

                             PLAN OF DISTRIBUTION

      The Class A and Class B Warrants entitle the Selling Stockholders to purchase Shares of the Company's Common Stock. There can be no assurance that all or any of the Class A or Class B Warrants will be exercised. To the extent Warrants are exercised, the Selling Stockholders will be issued Shares of Common Stock underlying such Warrants. Upon the purchase of such Shares, the Selling Stockholders may, in their sole discretion, sell all of the Shares, sell some of the Shares or sell none of the Shares. To the extent Shares are sold by the Selling Stockholders such sales may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on over-the-counter markets (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise, or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then- current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions:

      (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

      (c) an exchange distribution in accordance with the rules of such exchange;

      (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

      The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

      Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

      If one or more Selling Stockholders engages an underwriter or underwriters, information concerning such underwriters, the compensation to be received by such underwriters, and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

      The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

      It is possible that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                      MATERIAL CHANGES AND OTHER MATTERS

      Subsequent to the Company's Form 10-KSB for year ended February 28, 1997 and Form 10- QSB for the quarter ended August 31, 1997, the following material changes and other events occurred:

      1 The Company completed a debt conversion whereby $1,250,000 in long-term debt was converted into shares of the Company's common stock; and

      2. The Company completed a private placement of its common stock in which it received net offering proceeds of $1,068,725.

      3. On October 31, 1997, John Williams, the Chairman of the Company's Board of Directors resigned for health and other personal reasons. Mr. Williams will continue to be available to provide consulting services with the Company.

      4. On December 2, 1997, the Company appointed Michael J. Lakis, Jr. as a member of the Company's Board of Directors. Mr. Lakis is a consultant to various food processors, growers and retailers. Mr. Lakis was previously President and Chief Operating Officer - North America for Del Monte Fresh Produce Company. From 1979 to 1992, Mr. Lakis was President of Chiquita Brand Bananas. In addition to providing service as a Director of the Company, Mr. Lakis will be retained as a consultant to the Company.

                               LEGAL PROCEEDINGS

      During the period from May through August 1996, the Company sold its Series B preferred stock in a private placement to certain investors pursuant to the provisions of Regulation S. The Series B Preferred Stock is convertible into Common Stock based upon a percentage of the Common Stock market price immediately prior to conversion. During the period of the Regulation S offering, the market price of the Company's securities dropped significantly and the trading volume increased significantly. The Company believes that actions were taken by some or all of the Regulation S investors and other persons, none of whom were previously affiliated with the Company, which may have violated federal securities laws and which may have adversely impacted the trading market for the Company's Common Stock during the offering period. As the result of such actions, the Company has refused to remove restricted legends or to convert such Series B Preferred Stock into common stock in connection with certain of the investors.

     In December 1996, one of these investors, Mifal Klita, a purported Canadian company, filed suit against the Company demanding the removal of the restrictive investment legend which the Company caused to be placed on common shares issued pursuant to the conversion of Series B preferred shares. The suit was filed in the Court of Chancery in the State of Delaware. On the Company's motion, the Court of Chancery dismissed Mifal Klita's suit in April 1997. In May 1997, Mifal Klita filed an amended complaint in the Superior Court of the State of Delaware with essentially the same claims as were contained in the original Complaint. The primary relief sought by Mifal Klita is the return of their invested funds and/or the conversion of their Series B preferred shares into unrestricted common stock of the Company. Certain other persons purchasing the Series B Preferred Stock subsequently joined Mifal Klita as plaintiff's in such litigation.

      The Company has filed a Counterclaim against the plaintiffs and a Third Party Complaint against other persons and has alleged that the unlawful actions of such persons violated federal securities laws and otherwise caused harm and damages to the Company and its shareholders. The plaintiffs and the third party defendants have denied the Company's allegations. The Company and the other parties to this litigation have discussed settlement proposals, however, there can be no assurance that this matter will be settled. If it is not settled, the Company will expend additional funds for legal and other litigation fees and costs, and the Company's management will devote additional management time to the litigation. If the litigation is not settled and the Company is not successful in the litigation, the Company may be required to issue a substantial number of unrestricted shares of its Common Stock to the Regulation S investors in connection with the conversion of their Series B Preferred Stock. The number of shares of Common Stock which could be issued in such conversion could give voting control of the Company to such investors and could have a substantial and adverse effect on the trading market for the Company's Common Stock. The Company has not recorded any contingencies or reserves related to this matter.

      An action was filed on December 23, 1996 by Larry P. Bughi and Kathleen Lison-Bughi in the United States District Court for the Western District of Washington seeking recision of a $140,000 investment the Bughi's made in a convertible secured promissory note which was offered and sold to accredited investors by the Company. In addition to seeking recision of their investment, the Bughi's complaint contained a motion for a temporary restraining order and a motion for a preliminary injunction and pre-judgement attachment. These "Bughi motions" were denied by the court and the Company filed a Motion to Dismiss for Improper Venue. The Company's Motion was granted and the case was dismissed. The Bughi's refiled the action in the United States District Court for the District of Utah. The Company filed a counterclaim against Mr. Bughi in the Utah Court. In December 1997, the case was settled by the parties with no material impact on the Company's financial position or results of operations.


                           DESCRIPTION OF SECURITIES

      The Company's authorized capital stock consists of three classes: (1) 55,000,000 shares of Common Stock, of which 15,063,772 were issued and outstanding as of December 1, 1997; (2) $.01 par value preferred stock, of which 4,500,000 shares are authorized; and (3) 500,000 shares of Class A preferred stock, of which none are issued and outstanding. The preferred stock may be designated by the Company's Board of Directors as various series. As of the date hereof, the Board of Directors has designated a Series "A" Preferred Stock of which 35,638 shares are issued and outstanding and a Series "B" Preferred Stock of which 1,935 shares are issued and outstanding.

Limitation on Directors' Liability, Charter Provisions and Other Matters

      Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or recision. The Certificate of Incorporation of the Company limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law.
Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into indemnification agreements with each of its directors providing for indemnification with respect to certain matters. The indemnification agreements also provide that, to the extent the Company maintains directors' and officers' liability insurance policies, each director will be named as an insured under such policies.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Transfer Agent and Registrar

      The transfer agent and registrar for the Common Stock is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone (801) 272-9294.

Reports to Shareholders and Fiscal Year End

      The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. In addition, the Company may, in its discretion, distribute quarterly reports containing unaudited financial statements for each of the first three (3) quarters of each fiscal year. The Company's fiscal year end is February 28th.

                                 LEGAL MATTERS

      Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Cohne, Rappaport & Segal, Salt Lake City, UT 84102.

                                    EXPERTS

      The consolidated financial statements of Cyclo3pss Corporation appearing in the Company's annual report (Form 10-KSB) for the year ended February 28, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:

      SEC Registration Fee...........................................$  1,515
      Printing registration statement and other documents...............2,000*
      Legal fees and expenses..........................................14,000*
      Accounting fees and expenses......................................5,000*
      Miscellaneous expenses............................................1,485*

                                                                      $24,000*
                                                                      =======
            * Estimated

Item 15.  Indemnification of Directors and Officers.

      As permitted by Sections 102 and 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of alleged breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situation described above.

      The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of officers, directors and employees, and the Company has entered into an indemnification agreement with each officer and director of the Registrant (an "Indemnitee"). Under the Bylaws and such indemnification agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by Delaware law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Registrant. The Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

      The Registrant, its current directors and two former directors, are defendants, and the Registrant is a counterclaim plaintiff in an action titled Mifal Klita, a Canadian corporation v. Cyclo3pss Corporation, a Delaware corporation, et. al, which action is currently pending in the Superior Court of the State of Delaware In and For New Castle County. The Registrant's directors

                                 Part II - 24
and former director have requested the Registrant's insurer to provide indemnification for the expenses of such action but such insurer has denied coverage as of the date hereof. The Registrant is currently paying all of the expenses of such litigation on its own behalf and on behalf of its directors and former director.

Item 16.  Exhibits and Financial Statement Schedules.

  Exhibit
 Number           Description of Exhibit

   4.01           Specimen Certificate representing the Common Stock (1)
   4.02           Warrant Agreement
   5.01           Opinion of Cohne, Rappaport & Segal
  23.01           Consent of Ernst & Young LLP
  23.02           Consent of Cohne,  Rappaport & Segal  (included  in Exhibit
                  5.01 hereof)
  24.01 Power of attorney (included in the signature page of Part II of this Registration Statement)
----------------

      (1) Such Exhibit was filed with the Company's Registration Statement on Form 10-SB (File No. 0-22720 effective on December 24, 1993 and is hereby incorporated by reference.

Item 17.  Undertakings.

      The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2)  That,  for  the  purpose  of  determining  any  liability  under  the
Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the

                                 Part II - 25

Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 Part II - 26

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on December 8, 1997.



                                  By: /s/ William R. Stoddard
                                  -------------------------------------------
                                  William R. Stoddard, President and Chief
                                  Executive Officer



                                  By: /s/ Mondis Nkoy
                                  -------------------------------------------
                                  Mondis Nkoy, Chief Financial Officer


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Stoddard, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Date                    Title             Signature

December 5, 1997  President/CEO        /s/ William R. Stoddard
                  and Director         -----------------------
                                       William R. Stoddard

December 5, 1997  Director             /s/ Robert J. Wrigley
                                       -----------------------
                                       Robert J. Wrigley


December 5, 1997  Director             /s/ John R. Herzog
                                       -----------------------
                                       John R. Herzog


December 5, 1997  Director             /s/ Steve Sarich, Jr.
                                       -----------------------
                                       Steve Sarich, Jr.


December 5, 1997  Director             /s/ J. Bruce Bailey
                                       -----------------------
                                       J. Bruce Bailey





                                 Part II - 27